                                                                   Exhibit 99.36

                                                                [CONFORMED COPY]


                               EXCHANGE AGREEMENT

                          DATED AS OF OCTOBER 19, 1997

                                  BY AND AMONG

                                   HSN, INC.,
                                 (to be renamed
                               USA Networks, Inc.)

                             UNIVERSAL STUDIOS, INC.
                        (and certain of its subsidiaries)

                                       AND

                            LIBERTY MEDIA CORPORATION
                        (and certain of its subsidiaries)

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE 1            DEFINITIONS...........................................    1

      SECTION 1.1       Defined Terms......................................    1
      SECTION 1.2       Additional Defined Terms...........................    6

ARTICLE 2            EXCHANGE OF SHARES; TRANSFER OF SHARES................    7

      SECTION 2.1       Right to Exchange the LLC Shares...................    7
      SECTION 2.2       Disputes Concerning Occurrence of an Issuance
                        Event and Available HSN Amount....................    10
      SECTION 2.3       Mechanics of the Exchange.........................    10
      SECTION 2.4       Sale Transaction..................................    12
      SECTION 2.5       Transfer Restrictions.............................    14

ARTICLE 3            EXCHANGE RATE ADJUSTMENTS............................    15

      SECTION 3.1       Exchange Rate Adjustments.........................    15
      SECTION 3.2       Notice of Adjustment..............................    19
      SECTION 3.3       Notice of Certain Transactions....................    19
      SECTION 3.4       Exchange Rate Adjustments for Actions of the LLC..    20
      SECTION 3.5       Limitation on Adjustments to Exchange Rate........    20

ARTICLE 4            GENERAL REPRESENTATIONS AND WARRANTIES OF HSN AND
                     EACH HOLDER..........................................    20

      SECTION 4.1       Representations and Warranties of HSN.............    20
      SECTION 4.2       Representations and Warranties of Universal and
                        Liberty...........................................    21

ARTICLE 5            REPRESENTATIONS AND WARRANTIES OF HSN WITH RESPECT
                     TO EACH EXCHANGE.....................................    22

      SECTION 5.1       Organization and Qualification....................    22
      SECTION 5.2       Authorization of the Exchange.....................    22
      SECTION 5.3       Validity of HSN Shares, etc.......................    22
      SECTION 5.4       No Approvals or Notices Required; No Conflict
                        with Instruments..................................    23


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                                                                            Page
                                                                            ----

ARTICLE 6            REPRESENTATIONS AND WARRANTIES OF THE HOLDER WITH
                     RESPECT TO EACH EXCHANGE.............................    24

      SECTION 6.5       Ownership and Validity of LLC Shares..............    24
      SECTION 6.6       No Approvals or Notices Required; No Conflict
                        with Instruments..................................    25
      SECTION 6.3       No Liabilities of Universal Sub and Group Newco...    25

ARTICLE 7            COVENANTS AND OTHER AGREEMENTS.......................    26

      SECTION 7.1       Notification of Issuance Event....................    26
      SECTION 7.2       Reservation of HSN Stock..........................    26
      SECTION 7.3       Certain Obligations Upon Insolvency or Bankruptcy
                        of LLC............................................    26
      SECTION 7.4       Reasonable Efforts................................    27
      SECTION 7.5       Notification of Certain Matters...................    28
      SECTION 7.6       Additional Covenants..............................    28

ARTICLE 8            MISCELLANEOUS........................................    30

      SECTION 8.1       Further Assurances................................    30
      SECTION 8.2       Expenses..........................................    30
      SECTION 8.3       Notices...........................................    30
      SECTION 8.4       Entire Agreement..................................    31
      SECTION 8.5       Assignment; Binding Effect; Benefit...............    31
      SECTION 8.6       Amendment ........................................    32
      SECTION 8.7       Extension; Waiver.................................    32
      SECTION 8.8       Survival .........................................    32
      SECTION 8.9       Tax Interpretation ...............................    32
      SECTION 8.10      General Interpretation ...........................    32
      SECTION 8.11      Severability .....................................    33
      SECTION 8.12      Counterparts .....................................    33
      SECTION 8.13      Applicable Law ...................................    33


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                               EXCHANGE AGREEMENT

            EXCHANGE AGREEMENT, dated as of October 19, 1997, by and among HSN, INC., a Delaware corporation ("HSN"), UNIVERSAL STUDIOS, INC. (for itself and on behalf of Universal Sub and the Universal Newcos), a Delaware corporation ("Universal"), and LIBERTY MEDIA CORPORATION (for itself and on behalf of the Liberty Newcos), a Delaware corporation ("Liberty").

                                    RECITALS

            WHEREAS, HSN, Universal and Liberty have entered into an Investment Agreement, dated as of the date hereof (the "Investment Agreement"), pursuant to which, among other things, subject to the terms and conditions contained therein, Universal will acquire (i) shares of HSN Common Stock, par value $.01 per share ("HSN Common Stock"), and/or HSN Class B Common Stock, par value $.01 per share ("HSN Class B Stock" and, together with the HSN Common Stock, "HSN Stock"), and (ii) Class B shares of USAN LLC, a Delaware limited liability company to be formed in connection with consummation of the transactions contemplated by the Investment Agreement ("LLC", and such shares, "Class B LLC Shares"), which may be exchanged from time to time pursuant to the terms hereof and of the Investment Agreement for shares of HSN Common Stock or HSN Class B Common Stock;

            WHEREAS, pursuant to the Investment Agreement (or any amendment thereto), Liberty will, at the Holder Closing (as defined in the Investment Agreement), contribute cash or other assets to HSN or the LLC in exchange for shares of HSN Common Stock and/or Class C shares of the LLC ("Class C LLC Shares" and, together with the Class B LLC Shares, the "LLC Shares"), which shares will be mandatorily exchangeable, subject to the terms and conditions hereof, into shares of HSN Common Stock;

            WHEREAS, the parties hereto desire to establish in this Agreement certain rights and obligations relating to the exchange of LLC Shares for shares of HSN Stock (as described in Article 6 of the Investment Agreement) and other matters relating to the LLC Shares; and

            WHEREAS, the parties have entered into this Agreement in connection with the execution and delivery of the Investment Agreement;

            NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree, effective, with respect to Universal and HSN, upon the Closing Date and, with respect to Liberty, upon the Holder Closing (as defined in the Investment Agreement), as follows:

                                    ARTICLE 1

                                   DEFINITIONS

            Section 1.1 Defined Terms. The definitions set forth in this Article shall apply to the following terms when used with initial capital letters in this Agreement.
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            "Agreement to Transfer" shall mean an agreement by a holder of LLC
Shares to transfer, directly or indirectly, the HSN Stock to be issued upon an Exchange to one or more third parties who are entitled or otherwise permitted to Own (in accordance with the Governance Agreement, Stockholders Agreement and FCC Regulations) such HSN Stock (including in connection with a public offering of HSN Stock effected pursuant to a Group's demand and piggyback registration rights under the Stockholders Agreement).

            "Available HSN Amount" shall mean, as of the date of determination, the number equal to the difference between (i) the maximum number of shares of HSN Stock which a holder of LLC Shares would, under the FCC Regulations then in effect, then be permitted to Own (in accordance with FCC Regulations), and (ii) the number of shares of HSN Stock then Owned (for purposes of the FCC Regulations) by such holder of LLC Shares, giving effect to the voting power of the stock Owned or to be Owned by such holder (and including all shares of HSN Stock held by the entities known as "BDTV Entities").

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to remain closed.

            "Closing Date" shall mean the date of closing of the transactions with Universal contemplated by the Investment Agreement.

            "Closing Price" shall mean, on any Trading Day, (i) the last sale price (or, if no sale price is reported on that Trading Day, the average of the closing bid and asked prices) of a share of HSN Common Stock on the Nasdaq National Market on such Trading Day, or (ii) if the primary trading market for the HSN Common Stock is not the Nasdaq National Market, then the closing sale price regular way on such Trading Day, or, in case no such sale takes place on such Trading Day, the reported closing bid price regular way on such Trading Day, in each case on the principal exchange on which such stock is traded, or
(iii) if the Closing Price on such Trading Day is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for the HSN Common Stock on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the HSN Board of Directors for that purpose.

            "Contingent Shares" shall mean the shares of HSN Class B Stock (or other securities) which HSN is obligated to issue to Liberty HSN, Inc. pursuant to Section 2(d) and Exhibit A of the Agreement and Plan of Exchange and Merger, dated as of August 25, 1996, by and among House Acquisition Corp., Home Shopping Network, Inc. and Liberty HSN.

            "Convertible Securities" shall mean rights, options, warrants and other securities which are exercisable or exchangeable for or convertible into shares of capital stock of any Person at the option of the holder thereof; provided, however, that the term Convertible Securities shall not include the HSN Class B Stock.

            "Current Market Price" on the Determination Date for any issuance of rights, warrants or options or any distribution in respect of which the Current Market Price is being calculated, shall mean the average of the daily Closing Prices of the HSN Common Stock for the shortest of:


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            (a) the period of 20 consecutive Trading Days commencing 30 Trading
      Days before such Determination Date,

            (b) the period commencing on the date next succeeding the first public announcement of the issuance of rights, warrants or options or the distribution in respect of which the Current Market Price is being calculated and ending on the last full Trading Day before such Determination Date, and

            (c) the period, if any, commencing on the date next succeeding the Ex-Dividend Date with respect to the next preceding issuance of rights, warrants or options or distribution for which an adjustment is required by the provisions of Section 3.1(a)(i)(4), 3.1(b) or 3.1(c), and ending on the last full Trading Day before such Determination Date.

            If the record date for an issuance of rights, warrants or options or a distribution for which an adjustment is required by the provisions of Section 3.1(a)(i)(4), or Section 3.1(b) or (c) (the "preceding adjustment event") precedes the record date for the issuance or distribution in respect of which the Current Market Price is being calculated and the Ex-Dividend Date for such preceding adjustment event is on or after the Determination Date for the issuance or distribution in respect of which the Current Market Price is being calculated, then the Current Market Price shall be adjusted by deducting therefrom the fair market value (on the record date for the issuance or distribution in respect of which the Current Market Price is being calculated), as determined in good faith by the HSN Board of Directors, of the capital stock, rights, warrants or options, assets or debt securities issued or distributed in respect of each share of HSN Common Stock in such preceding adjustment event. Further, in the event that the Ex-Dividend Date (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which Section 3.1(a)(i)(1), Section 3.1(a)(i)(2), Section 3.1(a)(i)(3) or Section 3.1(a)(i)(5) applies occurs during the period applicable for calculating the Current Market Price, then the Current Market Price shall be calculated for such period in a manner determined in good faith by the HSN Board of Directors to reflect the impact of such dividend, subdivision, combination or reclassification on the Closing Prices of the HSN Common Stock during such period.

            "Determination Date" for any issuance of rights, warrants or options or any dividend or distribution to which Section 3.1(b) or (c) applies shall mean the earlier of (i) the record date for the determination of stockholders entitled to receive the rights, warrants or options or the dividend or distribution to which such paragraph applies and (ii) the Ex-Dividend Date for such rights, warrants or options or dividend or distribution.

            "Exchange" shall mean an exchange of LLC Shares for shares of HSN Stock pursuant to Section 2.1, including a merger or exchange described in
Section 2.1(a)(iii).

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Exchange Notice" shall mean the written notice required to be delivered to notify HSN or an Eligible Holder, as the case may be, of the exercise of an Exchange Right.


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            "Exchange Rate" shall mean the kind and amount of securities, assets or other property that as of any date are issuable or deliverable upon exchange of a Class B LLC Share or Class C LLC Share, as the case may be. The Exchange Rate shall initially be one share of HSN Common Stock (or, in the case of Universal, one share of HSN Common Stock or HSN Class B Stock as determined in accordance with the Investment Agreement) per LLC Share. The Exchange Rate shall be subject to adjustment, from time to time, as set forth in Article 3 of this Agreement. In the event that pursuant to Article 3, the LLC Shares become exchangeable for more than one class or series of capital stock of HSN or another Person, the term "Exchange Rate," when used with respect to any such class or series, shall mean the number or fraction of shares or other units of such capital stock that as of any date would be issuable upon exchange of an LLC Share.

            "Exchange Right" shall mean the right of a Group or HSN, as the case may be, to effect an Exchange pursuant to Section 2.1.

            "Ex-Dividend Date" shall mean the date on which "ex-dividend" trading commences for a dividend, an issuance of rights, warrants or options or a distribution to which any of Section 3.1(a), (b), or (c) applies, in the Nasdaq National Market or on the principal exchange on which the HSN Common Stock is then quoted or traded.

            "FCC" shall mean the Federal Communications Commission or any successor regulatory agency.

            "FCC Regulations" shall mean as of the applicable date, collectively, all federal communications statutes and all rules, regulations, orders, decrees and policies (including the FCC's Memorandum Opinion and Order released March 11, 1996 and its Memorandum Opinion and Order released June 14,
1996) of the FCC as then in effect, and any interpretations or waivers thereof or modifications thereto.

            "Foreign Ownership Limitation" shall mean the maximum aggregate percentage of the capital stock of HSN that may be Owned or voted by or for the account of Non-U.S. Persons under Section 310(b) of the Communications Act of 1934, as amended, to the extent and for so long as such section (or any successor provision) is applicable.

            "Governance Agreement" shall mean the governance agreement among HSN, Universal, Liberty and Mr. Diller, dated as of the date hereof (or any successor agreement).

            "Group" shall mean the Universal Group or the Liberty Group.

            "Holder Closing" shall have the meaning provided in the Investment Agreement.

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

            "Issuance Event" shall mean the occurrence of any event or the existence of any fact or circumstance which would permit, under applicable FCC Regulations, a Group (together with any affiliates, to the extent applicable under law) to Own a greater number of shares of HSN Stock than such Group (together with any affiliates, to the extent applicable under law) Owns as of the date of such determination. For purposes of this Agreement, an


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Issuance Event which occurs (i) as a result of an order of the FCC, shall be deemed to occur on the date that any such order becomes final and non-appealable, or (ii) as a result of a change in law or regulation of the FCC, shall be deemed to occur on the date such law or regulation was promulgated, enacted or adopted or, if later, the date such law or regulation becomes effective.

            "Liberty Group" shall mean, collectively, Liberty and the Liberty Newcos, if any.

            "Liberty HSN" shall mean Liberty HSN, Inc., a Colorado corporation and a wholly-owned subsidiary of Liberty.

            "Liberty HSN Exchange Shares" shall mean the shares of HSN Common Stock and HSN Class B Common Stock issuable in connection with that certain exchange agreement, dated as of December 20, 1996, by and between HSN and Liberty HSN (the "Liberty Exchange Agreement").

            "Liberty Newco" shall mean each wholly-owned subsidiary of Liberty or of an Affiliate of Liberty formed solely for the purpose of acquiring an equity interest in the LLC, which entity shall not, so long as it holds LLC Shares, engage in any other business other than the transactions contemplated by the Investment Agreement, the Stockholders Agreement and related agreements (including this Agreement); provided that prior to the Holder Closing, Liberty and HSN shall agree in good faith as to the appropriate number of Liberty Newcos in order to permit HSN to exercise its rights under Section 2.1(b) from time to time.

            "Newco" shall mean a Universal Newco or a Liberty Newco.

            "Non-U.S. Persons or Entities" shall mean any foreign government or the representative thereof, any alien or the representative of any alien or any corporation organized under the laws of any foreign country or a foreign government or a representative thereof, as those terms are used in 47 U.S.C. ss. 310(b) (or any successor provision).

            "Other Property" shall mean any security (other than HSN Common Stock or HSN Class B Stock), assets or other property deliverable upon the surrender of LLC Shares for Exchange in accordance with this Agreement.

            "Own" shall mean record, beneficial or other ownership, direct or indirect, of securities which are attributable to a Person or otherwise owned by a Person in accordance with applicable FCC Regulations. The terms "Ownership" and "Owner" shall have correlative meanings.

            "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

            "Redemption Securities" shall mean securities of an issuer other than HSN that are distributed by HSN in payment, in whole or in part, of the call, redemption, exchange or other acquisition price for Redeemable Capital Stock.


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            "Restrictive Condition" means any limitation or restriction imposed on a Person as a result of such Person's acquisition of HSN Stock upon an Exchange, or the imposition of any restriction or limitation of the type referred to in clause (i) of Section 7.6(a) or any requirement that such Person dispose or divest of any HSN Stock or interest therein (including any interest in the entities known as the BDTV Entities) in connection with or as a result of such Exchange.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Stockholders Agreement" shall mean the stockholders agreement among HSN, The Seagram Company Ltd., Universal, Liberty and Mr. Diller, dated as of the date hereof (or any successor agreement).

            "Trading Day" shall mean a day on which the primary trading market for the HSN Common Stock is open for the transaction of business.

            "Universal Group" shall mean Universal, Universal Sub and the Universal Newcos.

            "Universal Newco" shall mean each wholly-owned subsidiary of Universal or of an Affiliate of Universal formed solely for the purpose of acquiring an equity interest in the LLC, which entity shall not, so long as it holds LLC Shares, engage in any other business other than the transactions contemplated by the Investment Agreement, the Stockholders Agreement and related agreements (including this Agreement).

            "Universal Sub" shall mean the entity described in Section 1.5 of the Investment Agreement and otherwise complying with the requirements of the definition of Universal Newco.

            SECTION 1.2 Additional Defined Terms. The following additional terms listed below shall have the meanings ascribed thereto in the Section (or other provisions hereof) indicated opposite such term:

      Term                                           Section
      ----                                           -------
      Additional Contingent Right                    7.3
      Adjustment Event                               3.2
      Class B LLC Shares                             Recitals
      Class C LLC Shares                             Recitals
      Contract                                       5.4(d)
      Contract Consent                               5.4(c)
      Contract Notice                                5.4(c)
      Exchange Date                                  2.3(d)
      Governmental Consent                           5.4(b)
      Governmental Entity                            5.4(b)
      Governmental Filing                            5.4(b)
      HSN                                            Introduction


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      HSN Bylaws                                     5.1
      HSN Charter                                    5.1
      HSN Class B Stock                              Recitals
      HSN Common Stock                               Recitals
      HSN Preferred Stock                            4.1(a)
      HSN Stock                                      Recitals
      Investment Agreement                           Recitals
      Liberty                                        Introduction
      Liberty Exchange Agreement                     2.1(a)
      Liberty HSN Exchange Shares                    2.1(a)
      LLC                                            Recitals
      LLC Shares                                     Recitals
      NASD                                           5.3
      Redeemable Capital Stock                       3.1(a)(ii)
      Redemption Event                               3.1(d)
      Sale Transaction                               2.4(a)
      Tendered Exchange Shares                       2.4(c)
      Transferee                                     2.4(c)
      Universal                                      Introduction
      Violation                                      5.4(d)

                                    ARTICLE 2

                     EXCHANGE OF SHARES; TRANSFER OF SHARES

            SECTION 2.1 Right to Exchange the LLC Shares. (a) (i) Universal Group Right. The Universal Group shall have the right, from time to time, subject to the terms and conditions of this Agreement, to exchange a number of LLC Shares at the then applicable Exchange Rate (as of the Exchange Date (as defined below)), rounded down to the nearest whole number, for shares of HSN Stock, so long as, after giving effect to such issuance, the Foreign Ownership Limitation would not be exceeded and Universal (or its permitted transferee) is otherwise permitted by law to Own such shares. Universal shall also be entitled to receive upon such Exchange the kind and amount of Other Property (other than shares of HSN Stock) for which such LLC Shares are then exchangeable pursuant to
Article 3 hereof. Subject to the provisions of the Investment Agreement, Universal shall be entitled to elect whether to receive shares of HSN Common Stock or HSN Class B Stock in connection with such exchange.

            (ii) Liberty Group Right. At such time, or from time to time, that Liberty is entitled or otherwise permitted to Own additional shares of HSN Stock in accordance with paragraph (c) of this Section 2.1, the Liberty Group shall have the right, subject to the terms and conditions of this Agreement, to exchange a number of LLC Shares at the then applicable Exchange Rate (as of the Exchange Date), rounded down to the nearest whole number, for shares of HSN Common Stock which would result in the issuance to such holder of a number of shares of HSN Common Stock no greater than the then Available HSN Amount. Liberty shall also be entitled to receive upon such Exchange the kind and amount of Other Property (other than shares of HSN Stock) for which such LLC Shares are then exchangeable pursuant to Article 3 hereof.


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            (iii) Alternative Merger. With respect to any exchange provided for in this Agreement, Universal or Liberty, as the case may be, may, in lieu of such exchange, effect a transaction intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of a member or members of the Universal Group or the Liberty Group, as the case may be, that owns LLC Shares by either (A) merging such member or members of the Universal Group or the Liberty Group, as the case may be (other than Universal or Liberty), with and into HSN (or, subject to HSN's consent, which consent shall not be unreasonably withheld and shall be exercised in good faith, with any direct wholly owned subsidiary of HSN) or (B) exchanging all of the issued and outstanding stock of such member or members of the Universal Group or the Liberty Group, as the case may be, for a number of shares of HSN Common Stock (or, in the case of Universal, shares of HSN Class B Stock as described in this Section), in the case of clause (A) or (B) as provided in this paragraph. It shall be a condition to HSN's obligation to effect any such merger or exchange that the representations set forth in Section
6.3 are true and correct, and the party hereto electing to effect such merger or exchange shall have agreed to indemnify HSN with respect to any liabilities of the Group member (regardless of materiality) pursuant to a customary indemnification agreement reasonably satisfactory to HSN. In the event that such condition cannot be satisfied, then Universal or Liberty, as the case may be, shall not be entitled to the right described in this paragraph and such exchange shall be effected as otherwise provided in this Agreement.

            In the case of a merger or exchange described in this paragraph, the Exchange Rate for each outstanding share of stock of the member of the respective Group shall be calculated by dividing the number of LLC Shares owned by such member of the respective Group by the number of shares of stock of such member issued and outstanding. The Exchange Rate shall be adjusted as contemplated by the definition thereof to include Other Property as applicable.

            HSN shall take all reasonable actions to cause any merger pursuant to clause (A) above to qualify as a statutory merger under state law and shall make all required tax filings in connection with such merger.

            (b) (i) At such time as Liberty is entitled or otherwise permitted to Own additional Shares of HSN Stock in accordance with paragraph (c) of this
Section 2.1, but following the issuance or expiration of the Contingent Shares and prior to the exchange of any Liberty HSN Exchange Shares, HSN and Liberty shall be obligated, subject to the terms and conditions of this Agreement, to exchange a number of LLC Shares held by the Liberty Group at the then applicable Exchange Rate (as of the Exchange Date) for shares of HSN Common Stock, rounded down to the nearest whole number, which would result in the issuance to such holder of a number of shares of HSN Common Stock up to the then Available HSN Amount. Any Exchange described in this Section shall be effected by means of the merger described in Section 2.1(a)(iii) and shall be subject to paragraph (d) below, provided that if such Exchange would not satisfy the condition set forth in paragraph (d)(i)(A) below, HSN may elect to effect such Exchange in any reasonable manner to the extent that HSN agrees to indemnify Liberty for any taxable income recognized by it as a result of such other manner of Exchange (compared to an Exchange under Section 2.1(a)(iii)), on terms reasonably acceptable to Liberty. Such holder shall also be entitled to receive upon such Exchange, the kind and amount of Other Property (other than shares of HSN Stock) for which such LLC Shares are then exchangeable pursuant to Article 3 hereof.


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

            (ii) In the event that the exchange with the Liberty Group described in this paragraph is with a Liberty Newco, HSN shall only be permitted to effect such exchange with respect to all LLC Shares held by any single Liberty Newco.

            (iii) HSN shall have the option, which may be exercised at any time or from time to time, after the issuance or expiration of all Contingent Shares, to suspend the mandatory exchange described in this paragraph as well as Liberty HSN's right to exchange the Liberty HSN Exchange Shares in connection with a future issuance of shares of HSN Stock in order to permit HSN to purchase or redeem (in compliance with applicable law, including the FCC Regulations) up to 10 million shares of HSN Stock, which suspension shall remain in effect as long as HSN continues to make diligent efforts to effect such purchase or redemption and to complete such repurchases as promptly as reasonably practicable.

            (c) A Group shall be deemed to be entitled or otherwise permitted to own additional shares of HSN Stock (i) upon the occurrence of an Issuance Event or (ii) in connection with an Agreement to Transfer; provided that in the case of clause (ii), all conditions to such transfer (other than the issuance of the applicable number of shares of HSN Stock and other than any conditions which are capable of being satisfied only at the closing of such transfer) have been satisfied or waived by the applicable parties. In the case of an Exchange in connection with an Agreement to Transfer, such holder shall be deemed to be entitled or otherwise permitted to Own the number of shares of HSN Stock subject to such agreement and which the applicable Transferee is entitled or otherwise permitted to Own.

            (d) (i) It shall be a condition to the obligation of the Liberty Group to consummate an Exchange that is mandatory pursuant to this Agreement (including under subsection (b) above) that:

                  (A) only in the case of an Exchange described in Section 2.1(a)(iii), that such Exchange not be taxable to such holder; provided, however, (x) that to the extent that the taxability of such Exchange was caused by or resulted from (1) any action or inaction by a member of the Liberty Group or any controlled affiliate thereof (other than any action or inaction specifically contemplated or required by the Investment Agreement, the Stockholders Agreement or this Agreement), or (2) the laws and regulations in effect as of the Closing Date, then such holder shall not be entitled to assert the failure of this condition; and (y) in the case of a Sale Transaction, the only condition under this clause (A) shall be that HSN and any other party to such transaction comply with the applicable requirements set forth in Section 2.4 regarding tax matters; and

                  (B) such Exchange not result in the creation or imposition of any Restrictive Condition with respect to any member of the Liberty Group or with respect to any shares received in the Exchange.

            (ii) It shall be a condition to the obligation of the Universal Group to consummate an Exchange that is mandatory pursuant to Section 2.4 of this Agreement that:

                  (A) HSN has complied with the covenants set forth in Section
      2.4 regarding tax matters; and

                  (B) such Exchange not result in the creation or imposition of any Restrictive Condition with respect to any member of the Universal Group or with respect to any shares received in the Exchange.

            (e) HSN's right and obligation to effect an Exchange shall be deferred to the extent that the number of shares of HSN Stock which would then otherwise be required to be issued to a Group upon such Exchange is less than 25,000 (which number shall be adjusted to give effect to any stock splits, reverse splits, recapitalizations or the like); provided, however, that any such LLC Shares not then required to be exchanged as a result of the provisions of this paragraph shall be exchanged at such time as such number of shares of HSN Stock issuable upon the Exchange of all LLC Shares then required or permitted to be exchanged equals or exceeds such number, at which time, subject to the other conditions herein, the parties shall execute each such Exchange. The deferral set forth in this paragraph shall not be applicable in the event that upon the Exchange of all of the outstanding LLC Shares by a Group, such holder would be entitled to receive in the aggregate less than 25,000 shares of HSN Stock.

            SECTION 2.2 Disputes Concerning Occurrence of an Issuance Event and Available HSN Amount. The determination of whether or not a holder is entitled or otherwise permitted to Own additional shares of HSN Stock and the determination of the Available HSN Amount issuable to the applicable holder, shall be made in the good faith reasonable determination of the Person exercising the Exchange Right based upon FCC Regulations. In the event of any dispute between HSN and a holder of LLC Shares with respect to whether a holder is entitled or otherwise permitted to Own additional shares of HSN Stock or the determination of the Available HSN Amount issuable to such holder, such dispute shall be resolved by delivery to HSN and such holder of a written opinion addressed to each of HSN and such holder (which opinion shall be in form and substance reasonably satisfactory to HSN and such holder and shall not be subject to material qualifications or limitations) of counsel to HSN specializing in FCC matters as to the matters that are the subject of any such dispute. Such opinion shall be delivered within 10 Business Days after notice by either HSN or such holder to the other party that the matter is outstanding and has not been resolved between them. In the event that no such opinion is delivered within 10 Business Days after such notice, the matter shall be resolved in favor of such holder.

            SECTION 2.3 Mechanics of the Exchange. (a) A Group may exercise the Exchange Right set forth in Section 2.1(a) above by delivering an Exchange Notice to HSN. Subject to the terms and conditions thereof, HSN shall exercise the Exchange Right set forth in Section 2.1(b) above by delivering an Exchange Notice to the Liberty Group. If HSN delivers the Exchange Notice, such notice shall set forth in reasonable detail the facts and circumstances which have entitled or otherwise permitted such holder to Own additional shares of HSN Stock, the Available HSN Amount, a brief description of the method used to calculate such amount and the Exchange Rate in effect at such time. If a holder delivers the Exchange Notice, such notice shall include the same information, to the extent known by such holder, and shall also set forth whether the holder elects to effect the Exchange under Section 2.1(a)(iii) and the number of LLC Shares such holder desires to exchange or that are Owned by the member. Universal shall in its Exchange Notice indicate the number and type of shares of HSN Stock Universal requests be issued in respect of such Exchange. Each Exchange Notice shall be irrevocable, and upon receipt of an Exchange Notice and satisfaction of the conditions to such Exchange, HSN and such holder shall be obligated to effect such Exchange.

            (b) Subject to the resolution of any disputes pursuant to Section
2.2 and subject to Section 2.1(d) and (e), as promptly as practicable following receipt or delivery by HSN of an Exchange Notice, each of HSN and the applicable holder shall, and shall cause each of its respective subsidiaries and the officers, directors and employees of such Person and such Person's subsidiaries to, (i) make any and all required applications or filings with, and seek any required authorizations, consents, approvals, waivers, licenses, franchises, permits or certificates from, any governmental or regulatory agencies (including, but not limited to, with the FCC and under the HSR Act), (ii) use all reasonable efforts to obtain any and all such authorizations, consents, approvals, waivers, licenses, franchises, permits or certificates and the expiration or termination of any applicable waiting period under the HSR Act, in each case, which are reasonably necessary in connection with the applicable Exchange, and (iii) use reasonable efforts to cooperate with, and express its support for, such other party's efforts to obtain any such authorizations, consents, approvals, waivers, licenses, franchises, permits and certificates and the expiration or termination of any applicable waiting period under the HSR Act. Upon receipt of such authorizations, consents, approvals, waivers, license, franchises, permits or certificates or the expiration or termination of such waiting period, as the case may be, HSN or the holder, as the case may be, shall notify the other of such receipt, expiration or termination. Within 5 Business Days of the receipt of any required authorizations, consents, approvals, waivers, licenses, franchises, permits or certificates and the termination or expiration of any applicable waiting period under the HSR Act has terminated, and all required filings, notifications, registrations and qualifications with federal, state, and local governmental and regulatory authorities have been obtained, such holder of the LLC Shares specified (or the shares of the member of the Group, if applicable) in the applicable Exchange Notice shall surrender for exchange the appropriate stock certificate(s) pursuant to Section 2.3(c) hereof.

            (c) At such time as all required consents, approvals, waivers and terminations described in Section 2.3(b) have been obtained or waived and provided that the conditions set forth in Section 2.2(e) have been satisfied (if applicable), the holder shall surrender such holder's certificate or certificates for the LLC Shares (or the shares of the member of the Group, if applicable) to be exchanged, with appropriate stock powers attached, duly endorsed, at the office of HSN or any transfer agent for HSN's stock, together with a written notice to HSN that such holder is exchanging all or a specified number of LLC Shares (or the shares of the member of the Group, if applicable), represented by such certificate or certificates and stating the name or names in which such holder desires the certificate or certificates for HSN Stock, to be issued. Promptly thereafter, HSN shall (i) issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates representing the HSN Stock to be issued, conveyed and delivered to such holder pursuant to
Section 2.1, with any necessary documentary or transfer tax stamps duly affixed and canceled, dated the applicable Exchange Date (as defined below), and such certificates shall be issued to and registered in the name of the applicable holder or in such other name as such holder shall request, and, (ii) if applicable, file a certificate of merger. Certificates representing HSN Stock include appropriate legends based on federal and state securities laws.

            (d) Each Exchange shall be deemed to have been effected at the close of business on the date (the "Exchange Date") of receipt by HSN or any such transfer agent of the certificate or certificates and notice referred to in paragraph (c) above and, in any case, no later than five Business Days after all applicable conditions to such Exchange have been satisfied or upon the filing of a certificate of merger, if applicable. Each Exchange shall be at the Exchange Rate in effect immediately prior to the close of business on the Exchange

Date. If any transfer is involved in the issuance or delivery of any certificate or certificates for shares of HSN Stock in a name other than that of the registered holder of the LLC Shares (or the shares of the member of the Group, if applicable), surrendered for exchange, such holder shall also deliver to HSN a sum sufficient to pay all stock transfer taxes, if any, payable in respect of such transfer or evidence satisfactory to HSN that such stock transfer taxes have been paid. Except as provided above, HSN shall pay any issue, stamp or other similar tax in respect of such issuance or delivery.

            (e) The Person or Persons entitled to receive the shares of HSN Stock issuable on such Exchange shall be treated for all purposes as the record holder or holders of such shares of HSN Stock, as of the close of business on the Exchange Date; provided, however, that no surrender of LLC Shares (or the shares of the member of the Group, if applicable) on any date when the stock transfer books of HSN are closed for any purpose shall be effective to constitute the Person or Persons entitled to receive the shares of HSN Stock, deliverable upon such Exchange as the record holder(s) of such shares of HSN Stock, on such date, but such surrender shall be effective (assuming all other requirements for the valid Exchange of such shares have been satisfied) to constitute such Person or Persons as the record holder(s) of such shares of HSN Stock for all purposes as of the opening of business on the next succeeding day on which such stock transfer books are open, and such Exchange shall be at the Exchange Rate in effect on the Exchange Date as if the stock transfer books of HSN had not been closed on such date. Without limiting the first sentence of this paragraph (e), as of the close of business on an Exchange Date, the rights and obligations of the holder of the applicable LLC Shares, as a holder thereof, shall cease (other than with respect to such holder's right to receive the applicable number of shares of HSN Stock and its obligation to deliver the applicable certificate(s) for shares of HSN Stock as provided herein).

            (f) Holders of LLC Shares at the close of business on a record date for any payment of declared dividends or distributions on such shares shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the effective Exchange of such shares following such record date and prior to the corresponding dividend payment date; provided that in the event of a merger under Section 2.1(a)(iii), the holder of the stock of such member shall be entitled to such dividend or distribution.

            (g) If LLC Shares represented by a certificate surrendered for exchange are exchanged in part only, then simultaneously with any such Exchange, HSN shall cause the LLC to issue and deliver to the registered holder, without charge therefor, a new certificate or certificates representing in the aggregate the number of unexchanged shares.

            SECTION 2.4 Sale Transaction. (a) Subject to applicable law, each of the Universal Group and the Liberty Group agrees to immediately exercise its option with respect to an Exchange provided for in this Article 2 with respect to all LLC Shares held by any member of its Group simultaneously with the consummation of a merger, consolidation or amalgamation between HSN and another entity (other than an affiliate of HSN) in which HSN is acquired by such other entity or a person who controls such entity, other than a subsidiary of HSN (a "Sale Transaction"); provided that if such Sale Transaction can be effected as to the applicable holders as a tax-free exchange involving a merger or exchange of shares of members of the Universal Group (other than Universal) or Liberty Group (other than Liberty), as the case may be, the Sale Transaction shall be structured in such manner in lieu of such members exercising the option to effect an Exchange and, in lieu of receiving shares of HSN Stock upon consummation of an Exchange, such Persons shall be entitled to receive the type and amount of consideration that such Persons would have received had such Exchange been consummated immediately prior to the Sale Transaction, unless the alternative structure described in this paragraph would materially adversely affect the ability of HSN to consummate such Sale Transaction. In the case of a Sale Transaction which provides for holders of HSN Stock to elect the form of consideration, HSN shall make reasonable provision so that holders of LLC Shares may similarly make such election, to the same extent that would be the case had such holder held shares of HSN Stock immediately prior to the time of such election.

            (b) To the extent that a member of the Universal Group or the Liberty Group is not permitted by law (including FCC Regulations) to take the actions described in paragraph (a) above, in connection with a Sale Transaction, the Exchange Rate shall, upon consummation of such transaction, be adjusted to reflect the right to receive for each share of HSN Stock issuable pursuant to this Article 2, the same consideration per share to be received by the holders of HSN Common Stock in the Sale Transaction.

            (c) If a tender offer or exchange offer has been commenced for HSN Common Stock (other than by HSN or a subsidiary of HSN) and, to the extent permissible under the terms of the Governance Agreement, either Universal or Liberty wishes to tender their respective LLC Shares or the stock of Universal Sub, the Universal Newcos, or the Liberty Newcos, as the case may be, in such tender or exchange offer, Universal or Liberty may at its option, either: (i) simultaneously tender its shares of HSN Stock received pursuant to an Exchange ("Tendered Exchange Shares") to the exchange agent in such tender offer and exercise its right to exchange LLC Shares for such shares in accordance with the provisions of Section 2.1 (a) and the terms of this Agreement; provided that any such exercise shall be conditioned on, and subject to, the consummation of such tender offer; provided, further, that in the event that fewer than all Tendered Exchange Shares are purchased in the tender offer, the exchange shall only occur with respect to such Tendered Exchange Shares that are purchased in the tender offer and the remaining Tendered Exchange Shares shall be returned to Universal or Liberty, as the case may be, or (ii) transfer such LLC Shares or the stock of Universal Sub, the Universal Newcos or the Liberty Newcos, as the case may be, to a person or entity (the "Transferee") which (A) is not considered to be a foreign owner for purposes of the FCC alien ownership rules and who would otherwise be permitted to lawfully hold the shares of HSN Stock underlying the right to effect the Exchange and (B) agrees to be bound by the terms of this Agreement, and such Transferee shall exercise such Exchange right immediately prior to the closing of the tender offer solely for purposes of participating in such tender offer and pay the proceeds to Universal or Liberty, as the case may be. In the case of clause (ii) above, in the event that less than all the HSN Stock represented by the exchanged LLC Shares are purchased in such tender offer or the tender offer is not consummated, at HSN's election, either (x) the Transferee shall exchange with HSN such shares of HSN Stock not purchased in the tender offer for a number of LLC Shares (based on the Exchange Rate and which LLC Shares shall have the same terms as the original right contained herein), and HSN shall deliver such shares and issue such replacement right to exchange to the Transferee and the Transferee shall transfer such LLC Shares and related right to exchange to Universal or Liberty, as the case may be, or (y) permit Universal or Liberty, as the case may be, to hold the LLC Shares not purchased in the tender offer.

            (d) In connection with any of the transactions described in this
Section 2.4 with respect to which HSN is a party to any agreement or contract relating thereto, HSN shall require that effective provision be made in any such transaction agreements or otherwise so that the provisions set forth herein relating to any LLC Shares that are not exchanged in connection with such transaction pursuant to paragraph (a) of this Section shall be entitled to the same rights of Exchange as provided herein, as nearly as reasonably may be practicable, to any other securities and assets deliverable upon an Exchange. The resulting or surviving corporation of any such transaction shall expressly assume the obligation to deliver, upon the exercise of an Exchange, such securities, cash or other assets as the holders of LLC Shares shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the exchange of LLC Shares as provided in the preceding sentence.

            SECTION 2.5 Transfer Restrictions. (a) Except as otherwise set forth in this Article 2 in connection with an Exchange, the rights and obligations of each Group to effect an Exchange shall not be transferable by any member of such Group.

            (b) (i) Except as permitted pursuant to Section 2.3(a), Universal shall not sell or otherwise transfer any of its shares in Universal Sub or any Universal Newco while such entity holds LLC Shares (other than to another member of such Group) (provided that a merger or consolidation not in violation of with the Governance Agreement in which Universal is a constituent corporation shall be deemed not to be the transfer of shares beneficially owned by Universal if a significant purpose of such transaction is not to avoid the provisions of this Agreement), and Liberty shall not sell or otherwise transfer any of its shares in any Liberty Newco while such entity holds LLC Shares (other than to another member of such Group).

            (ii) Except in connection with the exercise of a right or obligation to exchange LLC Shares (or shares of a member of the Universal Group or the Liberty Group) (including pursuant to a transfer provided for in Sections 2.4(a) and (c)), or the hypothecation, pledge or creation of a lien or security interest in LLC Shares by HSN or its affiliates (including Home Shopping Network, Inc.), except as specifically contemplated by the Investment Agreement, none of HSN, Home Shopping Network, Inc., any Universal Newco, Liberty or any Liberty Newco shall directly or indirectly transfer, pledge or create a lien or security interest in their respective LLC Shares to any other person or entity. The parties agree that any attempt to make or create such transfer, pledge, lien or security interest shall be null and void and of no force and effect. The foregoing notwithstanding, Universal or Liberty (so long as, in the case of Liberty, such pledge does not impair HSN's right to cause an Exchange hereunder), may pledge LLC Shares in connection with a bona fide financing, provided that the pledgee agrees with HSN to effect an Exchange promptly upon any foreclosure of such pledge and is permitted to Own such shares of HSN Stock.

            (iii) Notwithstanding paragraphs (i) and (ii), a holder may transfer shares of the members of its Group so long as, after giving effect to such transfer, such member continues to be a controlled member of the Group and the transfer is not otherwise in violation of the Stockholders Agreement or the Governance Agreement. Any such transfer shall be deemed an action taken by the applicable holder, including for purposes of the tax matters in this Agreement.

            (c) Without limiting the foregoing, HSN shall cooperate with each of the Universal Group and Liberty Group to ensure that, by virtue of holding LLC Shares, neither Universal nor Liberty is disadvantaged in connection with a Sale Transaction or tender or exchange offer by virtue of holding LLC Shares.

                                    ARTICLE 3

                            EXCHANGE RATE ADJUSTMENTS

            SECTION 3.1 Exchange Rate Adjustments. Subject to Section 3.5 hereof, the Exchange Rate shall be subject to adjustment from time to time as provided below in this Section 3.1.

            (a) (i) If HSN shall, after the Closing Date:

            (1) pay a stock dividend or make a distribution on the outstanding shares of HSN Common Stock in shares of HSN Common Stock,

            (2) subdivide or split the outstanding shares of HSN Common Stock into a greater number of shares,

            (3) combine the outstanding shares of HSN Common Stock into a smaller number of shares,

            (4) pay a dividend or make a distribution on the outstanding shares of HSN Common Stock in shares of its capital stock (other than HSN Common Stock, or rights, warrants or options for its capital stock), or

            (5) issue by reclassification of its outstanding shares of HSN Common Stock (other than a reclassification by way of merger or binding share exchange that is subject to Section 3.2) any shares of its capital stock (other than rights, warrants or options for its capital stock), then, in any such event, the Exchange Rate, in effect immediately prior to the opening of business on the record date for determination of stockholders entitled to receive such dividend or distribution or the effective date of such subdivision, split, combination or reclassification, as the case may be, shall be adjusted so that the holder of LLC Shares shall thereafter be entitled to receive, upon exchange of such shares, the number of shares of HSN Common Stock (or, in the case of permitted election by Universal pursuant to Section 2.1(a) and the Investment Agreement, HSN Class B Stock) or other capital stock (or a combination of the foregoing) of HSN which such holder would have owned or been entitled or otherwise permitted to receive immediately following such event if such holder had exchanged its LLC Shares immediately prior to the record date for, or effective date of, as applicable, such event.

            (ii) Notwithstanding the foregoing, if an event listed in clause (4) or (5) above would result in the LLC Shares being exchangeable for shares or units (or a fraction thereof) of more than one class or series of capital stock of HSN and any such class or series of capital stock provides by its terms a right in favor of HSN to call, redeem, exchange or otherwise acquire all of the outstanding shares or units of such class or series (such class or series of capital stock being herein referred to as "Redeemable Capital Stock") for consideration that may include Redemption Securities, then the Exchange Rate shall not be adjusted pursuant to this subparagraph (a) and in lieu thereof, the holders of such LLC Shares shall be entitled to the rights contemplated by paragraph (c) with the same effect as if the dividend or distribution of such Redeemable Capital Stock or the issuance of the additional class or series of such Redeemable Capital Stock by reclassification had been a distribution of assets of HSN to which such paragraph (c) is applicable.

            (iii) The adjustment contemplated by this paragraph (a) shall be made successively whenever any event listed above shall occur. For a dividend or distribution, the adjustment shall become effective at the opening of business on the Business Day next following the record date for such dividend or distribution. For a subdivision, split, combination or reclassification, the adjustment shall become effective immediately after the effectiveness of such subdivision, split, combination or reclassification.

            (iv) If after an adjustment pursuant to this paragraph (a) a holder of LLC Shares would be entitled to receive upon exchange thereof shares of two or more classes or series of capital stock of HSN, the Exchange Rate shall thereafter be subject to adjustment upon the occurrence of an action contemplated by this Section 3.1 taken with respect to any such class or series of capital stock other than HSN Common Stock on terms comparable to those applicable to the HSN Common Stock pursuant to this Section 3.1.

            (b) (i) Subject to Section 3.5 hereof, if HSN shall, after the Closing Date, distribute rights, warrants or options to all or substantially all holders of its outstanding shares of HSN Common Stock and/or HSN Class B Stock entitling them (for a period not exceeding 45 days from the record date referred to below) to subscribe for or purchase shares of HSN Common Stock (or Convertible Securities for shares of HSN Common Stock) at a price per share (or having an exercise, exchange or conversion price per share, after adding thereto an allocable portion of the exercise price of the right, warrant or option to purchase such Convertible Securities, computed on the basis of the maximum number of shares of HSN Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities) less than the Current Market Price on the applicable Determination Date, then, in any such event, the Exchange Rate shall be adjusted by multiplying such exchange rate in effect immediately prior to the opening of business on the record date for the determination of stockholders entitled to receive such distribution by a fraction, of which the numerator shall be the number of shares of HSN Common Stock outstanding on such record date plus the number of additional shares of HSN Common Stock so offered pursuant to such rights, warrants or options to the holders of HSN Common Stock (and to holders of Convertible Securities for shares of HSN Common Stock) for subscription or purchase (or into which the Convertible Securities for shares of HSN Common Stock so offered are exercisable, exchangeable or convertible), and of which the denominator shall be the number of shares of HSN Common Stock outstanding on such record date plus the number of additional shares of HSN Common Stock which the aggregate offering price of the total number of shares of HSN Common Stock so offered (or the aggregate exercise, exchange or conversion price of the Convertible Securities for shares of HSN Common Stock so offered, after adding thereto the aggregate exercise price of the rights, warrants or options to purchase such Convertible Securities) to the holders of HSN Common Stock (and to such holders of Convertible Securities for shares of HSN Common Stock) would purchase at such Current Market Price.

            (ii) The adjustment contemplated by this paragraph (b) shall be made successively whenever any such rights, warrants or options are distributed, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. If all of the shares of HSN Common Stock (or all of the Convertible Securities for shares of HSN Common Stock) subject to such rights, warrants or options have not been issued when such rights, warrants or options expire (or, in the case of rights, warrants or options to purchase Convertible Securities for shares of HSN Common Stock which have been exercised, if all of the shares of HSN Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities have not been issued prior to the expiration of the exercise, exchange or conversion right thereof), then the Exchange Rate shall promptly be readjusted to the Exchange Rate which would then be in effect had the adjustment upon the issuance of such rights, warrants or options been made on the basis of the actual number of shares of HSN Common Stock (or such Convertible Securities) issued upon the exercise of such rights, warrants or options (or the exercise, exchange or conversion of such Convertible Securities).

            (iii) No adjustment shall be made under this paragraph (b) if the adjusted Exchange Rate would be lower than the Exchange Rate in effect immediately prior to such adjustment, other than in the case of an adjustment pursuant to the last sentence of paragraph (b)(ii). The adjustment pursuant to this paragraph in respect of any one event offered to holders of both HSN Common Stock and HSN Class B Stock shall be made only once.

            (c) (i) Subject to Section 3.5 hereof, if HSN shall, after the Closing Date, (x) pay a dividend or make a distribution to all or substantially all holders of its outstanding shares of HSN Common Stock and/or HSN Class B Stock of any assets (including cash) or debt securities or any rights, warrants or options to purchase securities (excluding dividends or distributions referred to in paragraph (a) (except as otherwise provided in clause (y) of this sentence) and distributions of rights, warrants or options referred to in paragraph (b)), or (y) pay a dividend or make a distribution to all or substantially all holders of its outstanding shares of HSN Common Stock and/or HSN Class B Stock of Redeemable Capital Stock, or issue Redeemable Capital Stock by reclassification of the HSN Common Stock and/or HSN Class B Stock, and pursuant to paragraph (a) such Redeemable Capital Stock is to be treated the same as a distribution of assets of HSN subject to this paragraph (c), then, in any such event, from and after the record date for determining the holders of HSN Common Stock and HSN Class B Stock entitled to receive such dividend or distribution, a holder of LLC Shares that exchanges such shares in accordance with the provisions of this Agreement will upon such Exchange be entitled to receive, in addition to the shares of HSN Common Stock or HSN Class B Stock for which such shares are then exchangeable, the kind and amount of assets or debt securities or rights, warrants or options to purchase securities comprising such dividend or distribution that such holder would have received if such holder had exchanged such LLC Shares immediately prior to the record date for determining the holders of HSN Common Stock or HSN Class B Stock entitled to receive such distribution. The adjustment pursuant to this paragraph in respect of any one event offered to holders of both HSN Common Stock and HSN Class B Stock shall be made only once.

            (ii) The adjustment pursuant to the foregoing provisions of this paragraph (c) shall be made successively whenever any dividend or distribution or reclassification to which this paragraph (c) applies is made, and shall become effective immediately after (x) in the case of a dividend or distribution, the record date for the determination of stockholders entitled to receive such dividend or distribution or (y) in the case of a reclassification, the effective date of such reclassification.

            (d) In the event that a holder of LLC Shares would be entitled to receive upon exercise of an Exchange pursuant to this Agreement any Redeemable Capital Stock and HSN redeems, exchanges or otherwise acquires all of the outstanding shares or other units of such Redeemable Capital Stock (such event being a "Redemption Event"), then, from and after the effective date of such Redemption Event, the holders of LLC Shares then outstanding shall be entitled to receive upon the Exchange of such shares (in addition to the consideration such holders are otherwise entitled to receive pursuant to this Agreement), in lieu of shares or any units of such Redeemable Capital Stock, the kind and amount of securities, cash or other assets receivable upon the Redemption Event (less any consideration paid to HSN by a holder of HSN Stock in connection with such holders' receipt of Redemption Securities upon such Redemption Event (other than the surrender of shares of Redeemable Capital Stock)) by a holder of the number of shares or units of such Redeemable Capital Stock for which such LLC Shares could have been exchanged immediately prior to the effective date of such Redemption Event (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share or unit of such Redeemable Capital Stock the kind and amount of securities, cash or other assets received per share or unit by a plurality of the non-electing shares or units of such Redeemable Capital Stock) (as such type and amount of securities may be adjusted in accordance with this Agreement to reflect events or actions subsequent to the Redemption Event), and from and after the effective date of such Redemption Event the holders of LLC Shares shall have no other exchange rights under these provisions with respect to such Redeemable Capital Stock.

            (e) If this Section 3.1 shall require that an adjustment be made to the Exchange Rate, such adjustment shall apply to any Exchange effected after the record date for the event which requires such adjustment notwithstanding that such Exchange is effected prior to the occurrence of the event which requires such adjustment.

            (f) All adjustments to the Exchange Rate shall be calculated to the nearest 1/1000th of a share. No adjustment in either such exchange rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this paragraph (f) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the HSN Common Stock and/or HSN Class B Stock. To the extent the LLC Shares become exchangeable for cash, no adjustment need be made thereafter as to the cash and no interest shall accrue on such cash, except to the extent (as required under applicable law or otherwise) such cash is to be held separate for the benefit of the holder, in which case the cash shall be placed in an interest-bearing account with such interest for the benefit of the holder.

            (g) HSN shall be entitled, to the extent permitted by law, to make such increases in the Exchange Rate, in addition to those referred to above in this Section 3.1, as HSN determines to be advisable in order that any stock dividends, subdivisions of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets hereafter made by HSN to its stockholders shall not be taxable.

            (h) There shall be no adjustment to the Exchange Rate in the event of the issuance of any stock or other securities or assets of HSN in a reorganization, acquisition or other similar transaction, except as specifically provided in this Section 3.1 or, if applicable, Section 3.2. In the event this
Section 3.1 requires adjustments to the Exchange Rate under more than one of paragraph (a), (b) or (c), and the record dates for the dividends or distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying first, the provisions of paragraph
(a), second, the provisions of paragraph (c) and third, the provisions of paragraph (b).

            SECTION 3.2 Notice of Adjustment. Whenever the Exchange Rate is adjusted as provided in Section 3.1 or 3.4 (an "Adjustment Event"), HSN shall:

            (a) compute the adjusted Exchange Rate in accordance herewith and prepare a certificate signed by an officer of HSN setting forth the adjusted Exchange Rate, the method of calculation thereof and the facts requiring such adjustment and upon which such adjustment is based, all in reasonable detail; and

            (b) promptly mail a copy of such certificate and a notice to the holders of the outstanding LLC Shares.

The notice of adjustment and such certificate shall be mailed at or prior to the time HSN mails an interim statement, if any, to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days following the end of such fiscal quarter; provided that if an Adjustment Event occurs following delivery of an Exchange Notice but prior to the Exchange Date, HSN shall mail the notice of adjustment as soon as practicable following the Adjustment Event but in no event later than five days prior to the applicable Exchange Date.

            SECTION 3.3 Notice of Certain Transactions. In case, at any time while any of the LLC Shares are outstanding,

            (a) HSN takes any action which would require an adjustment to the Exchange Rate;

            (b) HSN shall authorize (i) any consolidation, merger or binding share exchange to which HSN is a party, for which approval of the stockholders of HSN is required or (ii) the sale or transfer of all or substantially all of the assets of HSN (including any Sale Transaction); or

            (c) HSN shall authorize the voluntary dissolution, liquidation or winding up of HSN or HSN is the subject of an involuntary dissolution, liquidation or winding up;

then HSN shall cause to be filed at each office or agency maintained for the purpose of exchange of LLC Shares and shall cause to be mailed to each holder of LLC Shares at its last address as it shall appear on the stock register, at least 10 days before the record date (or other date set for definitive action if there shall be no record date), a notice stating the action or event for which such notice is being given and the record date for (or such other date) and the anticipated effective date of such action or event; provided, however, that any notice required hereunder shall in any event be given no later than the time that notice is given to the holders of HSN Common Stock or HSN Class B Stock.

            SECTION 3.4 Exchange Rate Adjustments for Actions of the LLC. In the event of the occurrence of any of the transactions or other events described in paragraphs (a)-(d) of Section 3.1 or in Section 2.4(a) with respect to the LLC Shares, or otherwise affecting the LLC, the Exchange Rate shall be appropriately adjusted in the manner contemplated by Sections 3.1 and 2.4(a), mutatis mutandis, so that each holder's LLC Shares thereafter shall become exchangeable for the kind and amount of HSN Stock or Other Property, upon the Exchange of such holder's LLC Shares, that such holder would have received had such holder exchanged all of its LLC Shares pursuant to this Agreement immediately prior to the applicable Determination Date (or other comparable date) for such transaction or other event. In addition to its obligation to adjust the Exchange Rates, HSN's other rights and obligations set forth in Sections 3.1, 3.2 and 3.3 shall also apply to the extent applicable in the event of an adjustment pursuant to this Section 3.4. HSN agrees that it will not cause or permit to occur any such transaction or other event which would result in any adjustment to the Exchange Rate unless the terms of the agreement relating to such transaction or other event include obligations of the applicable parties consistent with the foregoing. The provisions of this paragraph shall apply similarly to successive transactions or other events to which this paragraph would otherwise be applicable.

            SECTION 3.5 Limitation on Adjustments to Exchange Rate. The covenants set forth in Sections 6.2 and 6.4 of the Investment Agreement shall take priority over the adjustments to the Exchange Rate and other actions set forth in this Article 3. With respect to any action, event or circumstance that is covered by Section 6.2 or Section 6.4 of the Investment Agreement, HSN shall have no obligation hereunder (and the Exchange Rate shall not be adjusted) provided that HSN and the LLC comply with the terms of Sections 6.2 and 6.4 of the Investment Agreement.

                                    ARTICLE 4

                    GENERAL REPRESENTATIONS AND WARRANTIES OF
                               HSN AND EACH HOLDER

            SECTION 4.1 Representations and Warranties of HSN. HSN hereby represents and warrants:

            (a) As of the date hereof, the authorized capital stock of HSN consists of (a) 150,000,000 shares of HSN Common Stock and 30,000,000 shares of HSN Class B Stock, and (b) 15,000,000 shares of preferred stock, par value $.01 per share, of HSN (the "HSN Preferred Stock"), none of which have been designated as to class or series. At the close of business on August 8, 1997,
(i) 43,526,372 shares of HSN Common Stock were issued and outstanding and 12,227,647 shares of HSN Class B Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and not subject to any preemptive rights and (ii) no shares of HSN Common Stock were held in treasury by HSN or by subsidiaries of HSN. The statements in Section 3.2 of the Investment Agreement with respect to the number of outstanding options and other rights to purchase or acquire

HSN Common Stock or HSN Class B Stock are true and complete in all material respects as of the date reflected therein. As of the date hereof, no shares of HSN Preferred Stock were issued or outstanding.

            (b) HSN has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by HSN and the consummation by HSN of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of HSN, and no other corporate proceedings on the part of HSN are necessary to authorize this Agreement or consummate the transactions contemplated hereby.

            (c) This Agreement has been duly and validly executed and delivered by HSN and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal and binding obligation of HSN, enforceable against HSN in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

            (d) The execution, delivery and performance of this Agreement by HSN (with or without the giving of notice, the lapse of time, or both): (i) do not require any notices, reports or other filings to be made by HSN with any public or governmental authority; (ii) do not require the consent of any third party (including any governmental or regulatory authority); (iii) will not conflict with any provision of the HSN Charter or the HSN By-Laws; (iv) will not violate or result in a breach of, or contravene any law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality applicable to HSN; and (v) violate or result in the breach of any material Contract, except for such matters that would not have a material adverse effect on the transactions contemplated hereby.

            SECTION 4.2 Representations and Warranties of Universal and Liberty. Each of Universal and Liberty, with respect to itself and each member of its respective Group, hereby represents and warrants:

            (a) It has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by it, and the consummation by it and the members of its Group of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of it and the members of its Group, and no other corporate proceedings on the part of it and the members of its Group are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

            (b) This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal and binding obligation of it and the members of its Group, enforceable against it and the members of its Group in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (ii) the availability of injunctive relief and other equitable remedies.

            (c) The execution, delivery and performance of this Agreement by it and the members of its Group (with or without the giving of notice, the lapse of time, or both): (i) do not require any notices, reports or other filings to be made by it or the members of its Group with any public or governmental authority; (ii) do not require the consent of any third party (including any governmental or regulatory authority); (iii) will not conflict with any provision of the Certificate of Incorporation or By-Laws of it or any member of its Group; (iv) will not violate or result in a breach of, or contravene any law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality applicable to it or the members of its Group; and (v) violate or result in the breach of any material Contract (applying such term to such Group), except for such matters that would not have a material adverse effect on the transactions contemplated hereby.

                                    ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                        HSN WITH RESPECT TO EACH EXCHANGE

            With respect to each Exchange, HSN shall be deemed to have made, as of the applicable Exchange Date, the following representations and warranties to each holder effecting such Exchange:

            SECTION 5.1 Organization and Qualification. HSN (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority to carry on its business as it is now conducted and to own, lease and operate the properties it now owns, leases or operates at the places currently located and in the manner currently used and operated and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except, in the case of clause (iii) where the failure to be so qualified or licensed, or in good standing would not have a material adverse effect on the business, assets or condition (financial or otherwise) of HSN and its subsidiaries, taken as a whole. HSN has delivered or made available to such holder true and complete copies of its certificate of incorporation and by-laws, each as amended to date and currently in effect (respectively, the "HSN Charter" and the "HSN Bylaws"). The HSN Charter and the HSN Bylaws are in full force and effect and neither HSN nor the LLC is in violation of its respective organizational documents.

            SECTION 5.2 Authorization of the Exchange. The consummation of such Exchange by HSN has been duly and validly authorized by the board of directors of HSN and by any necessary action of the HSN stockholders. HSN has full corporate power and authority to perform its obligations under this Agreement with respect to such Exchange and to consummate such Exchange. No other corporate proceedings on the part of HSN or any of its subsidiaries are necessary to authorize the consummation of such Exchange.

            SECTION 5.3 Validity of HSN Shares, etc. The shares of HSN Common Stock and/or HSN Class B Stock to be issued by HSN to such holder pursuant to such Exchange, upon issuance and delivery in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be free of any liens, claims, charges, security interests, preemptive rights, pledges, voting or stockholder agreements, options or encumbrances of any kind whatsoever (other than any of the foregoing arising under the Investment Agreement, the Governance Agreement, Stockholders Agreement or any Federal or state securities laws), will not be issued in violation of any preemptive rights and will vest in such holder full rights with respect thereto, including the right to vote such shares of HSN Stock on all matters properly presented to the stockholders of HSN to the extent set forth in the HSN Charter. The issuance of the shares of HSN Stock will not violate the rules, regulations and requirements of the National Association of Securities Dealers, Inc. ("NASD") or of the principal exchange or trading market on which the HSN Common Stock is then quoted or traded (including, without limitation the NASD policies set forth in Section 6(i) and (j) of Part III of Schedule D of the NASD By-Laws and the Policy of the Board of Governors with respect to Voting Rights set forth in Part III of Schedule D of the NASD By-Laws or any similar policies of such other exchange or trading market).

            SECTION 5.4 No Approvals or Notices Required; No Conflict with Instruments. The performance by HSN of its obligations under this Agreement in connection with such Exchange and the consummation of the transactions contemplated by such Exchange, including the issuance of HSN Stock in such Exchange, will not:

            (a) conflict with or violate the HSN Charter or the HSN Bylaws or the organizational documents of the LLC or any other subsidiary of HSN, in each case as amended to date;

            (b) require any consent, approval, order or authorization of or other action by any court, administrative agency or commission or other governmental authority or instrumentality, foreign, United States federal, state or local (each such entity a "Governmental Entity" and each such action a "Governmental Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), in each case on the part of or with respect to HSN or the LLC or any other subsidiary of HSN, other than (i) such as have been obtained or made or (ii) the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the applicable Exchange or otherwise with respect to the transactions contemplated hereby or on the business, assets, results of operations or financial condition of HSN and its subsidiaries, taken as a whole;

            (c) require, on the part of HSN or the LLC or any other subsidiary of HSN, any consent by or approval of (a "Contract Consent") or notice to (a "Contract Notice") any other person or entity (other than a Governmental Entity), other than (i) such as have been obtained or made or
      (ii) the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of HSN and its subsidiaries, taken as a whole;

            (d) conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit under or the creation of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or agreement, or any other restriction or encumbrance of any nature whatsoever on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") any "Contract" (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature) to which HSN or the LLC or any other subsidiary of HSN is a party, by which HSN, the LLC or any other subsidiary of HSN or any of their respective assets or properties is bound or pursuant to which HSN or the LLC or any other subsidiary of HSN is entitled to any rights or benefits, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the applicable Exchange or otherwise with respect to transactions contemplated hereby or on the business, assets, results of operations or financial condition of HSN and its subsidiaries, taken as a whole; or

            (e) result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to HSN or the LLC or any other subsidiary of HSN or by which any of their respective properties or assets are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the applicable Exchange or otherwise with respect to the transactions contemplated hereby.

                                    ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE HOLDER
                          WITH RESPECT TO EACH EXCHANGE

            As of each Exchange Date, the holder who is seeking or required to exchange its LLC Shares (or with respect to which the merger or exchange described in Section 2.1(a)(iii) is elected) shall be deemed to have made the following representations and warranties to HSN; provided that it shall be a condition to HSN's obligation to effect any such Exchange in connection with an Agreement to Transfer that the applicable Transferee and Transferor pursuant to
Section 2.3 shall be deemed to have made to HSN the representations set forth in paragraphs (a)-(e) of Section 6.2 (as such matters relate to, and taking into account, such Transferee's ownership of HSN Stock or LLC Shares in connection with the Exchange):

            SECTION 6.1 Ownership and Validity of LLC Shares. Such holder owns, and following such Exchange, HSN will own beneficially and of record the applicable LLC Shares, free of any liens, claims, charges, security interests, pledges, voting or stockholder agreements, encumbrances or equities (other than any of the foregoing arising under this Agreement, the Investment Agreement, the Governance Agreement, or the Stockholders Agreement or any Federal or state securities laws or as may be due to an action of HSN). Universal and Liberty also hereby make, with respect to each member of its respective Group which is participating in such Exchange (whether through ownership of LLC Shares or in the event shares of such entity are being exchanged or converted pursuant to
Section 2.1(a)(iii)), the representations and warranties contained in the preceding sentence, subject to the same exceptions contained therein.

            SECTION 6.2 No Approvals or Notices Required; No Conflict with Instruments. The consummation of such Exchange will not:

            (a) if applicable, conflict with or violate such holder's (or its Group members') organizational documents;

            (b) require any Governmental Consent or Governmental Filing, in each case on the part of or with respect to each of such holder or any member of its Group, other than (i) such as have been obtained or made or (ii) the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on such Exchange or otherwise with respect to the transactions contemplated hereby;

            (c) require, on the part of such holder or any member of its Group any Contract Consent or Contract Notice (in each case, applying such terms to such Group), other than (i) such as have been obtained or made or (ii) the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on such Exchange or otherwise with respect to the transactions contemplated hereby;

            (d) conflict with or result in any Violation of any Contract to which such holder or any member of its Group is a party, or by which such holder or any of its Group, or any of its respective assets or properties are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on such Exchange or otherwise with respect to the transactions contemplated hereby; or

            (e) result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to such holder or any member of its Group or by which any of its respective properties or assets are bound, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on such Exchange or otherwise with respect to the transactions contemplated hereby;

provided that any such representation pursuant to this Section 6.2 by a holder in connection with an Agreement to Transfer shall take into account the transactions contemplated to occur with such Transferee.

            SECTION 6.3 No Liabilities of Universal Sub and Group Newco. In the case of a merger or exchange pursuant to Section 2.1(a)(iii), Universal (with respect to Universal Sub and each Universal Newco, to the extent participating in such Exchange) and Liberty (with respect to each Liberty Newco, to the extent participating in such Exchange) hereby represents and warrants that (a) none of such Newcos (or Universal Sub, if applicable) has any liabilities of any kind whatsoever, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, other than the obligation to consummate the transactions contemplated by the Exchange, and other than liabilities (i) that are immaterial and (ii) as to which HSN has a reasonable likelihood of being fully indemnified by the applicable Group pursuant to the contemplated indemnification agreement referred to in Section 2.1(a)(iii), (b) upon consummation of such Exchange, neither the LLC nor HSN shall have any obligation or liability in respect of any liabilities of such entities other than those described in the preceding clause (a) that are covered by the agreement described in clause
(a)(ii), (c) upon consummation of the Exchange, HSN shall own all of the capital stock of such entity (or, in the event of an Exchange under Section 2.1(a)(iii), all such capital stock shall have been exchanged), free of any liens, claims, charges, security interests, preemptive rights, voting or stockholder agreements, options or encumbrances of any kind whatsoever (other than any of the foregoing under the Investment Agreement, the Governance Agreement, Stockholders Agreement or any Federal or state securities laws, and (d) the shares of the capital stock of such entity are duly authorized, validly issued, fully paid and non-assessable and will result in HSN having full rights with respect thereto. The representations and warranties in this Section 6.3 shall survive consummation of the Exchange and be subject to the indemnification agreement referred to in Section 2.1(a)(iii).

                                    ARTICLE 7

                         COVENANTS AND OTHER AGREEMENTS

            For so long as there remain outstanding any LLC Shares, the parties covenant and agree as follows:

            SECTION 7.1 Notification of Issuance Event. At any time HSN or any of its subsidiaries or a holder (i) plans or proposes to take any action which has resulted, or is reasonably likely to result, in an Issuance Event or (ii) becomes aware of any event, fact or circumstance which results in an Issuance Event, HSN or the holder, respectively, shall (x) in the case of clause (i), prior to taking such action and (y) in the case of clause (ii), promptly upon becoming so aware, give notice of such Issuance Event to each holder of LLC Shares or HSN, as the case may be, which notice shall set forth in reasonable detail the facts, circumstances or events which will result or have resulted, as the case may be, in the occurrence of such Issuance Event. No notice shall be required pursuant to this Section 7.1 unless the number of shares issuable pursuant to such Issuance Event, together with any other shares which are then issuable in accordance with this Agreement, meet the threshold set forth in
Section 2.1(e).

            SECTION 7.2 Reservation of HSN Stock. HSN agrees to at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued HSN Common Stock and HSN Class B Stock (assuming Universal would elect to receive the maximum number of shares of HSN Class B Stock permitted hereunder), for the purpose of effecting any Exchange pursuant to this Agreement, the full number of shares of HSN Common Stock and HSN Class B Stock, then deliverable upon the Exchange of all then outstanding LLC Shares (based on the assumption in the preceding parenthetical), and shall reserve an additional number of shares of HSN Common Stock equal to the number of shares issuable upon the conversion of shares of HSN Class B Stock issuable pursuant to this Agreement.

            SECTION 7.3 Certain Obligations Upon Insolvency or Bankruptcy of LLC. In the event that the LLC should become insolvent or, within the meaning of any federal or state bankruptcy law, commence a voluntary case or consent to the entry of any order of relief or for the appointment of any custodian for its property or a court of competent jurisdiction enters an order or decree for relief against the LLC appointing a custodian or ordering its liquidation, and Liberty or Universal determines in good faith that the equity of the LLC is reasonably likely to be impaired or extinguished in connection therewith, then upon the request of Liberty or Universal, its rights under this Agreement shall be converted into the deferred right to receive from HSN the number of shares of HSN Common Stock (or, in the case of Universal, of HSN Class B Stock) which Liberty or Universal, as the case may be, would then have had the right to acquire upon the Exchange of all of its LLC Shares then outstanding (such deferred right, the "Additional Contingent Right"). The terms and conditions of the Additional Contingent Right shall reflect, to the extent practicable and permitted by applicable law, the terms of this Agreement as well as other provisions to ensure, to the greatest extent practicable, that such holders will be able to exchange their LLC Shares as contemplated by this Agreement or otherwise receive the number of shares of HSN Stock or Other Property to which they would be entitled hereunder.

            SECTION 7.4 Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement and applicable law, in connection with an Exchange, each of the holder exercising an Exchange and HSN shall use its reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective such Exchange as soon as reasonably practicable following the receipt or delivery by HSN of an Exchange Notice, including such actions or things as HSN or such holder may reasonably request in order to cause the consummation of an Exchange following the receipt or delivery by HSN of an Exchange Notice. Without limiting the generality of the foregoing, such holder and HSN shall (and shall cause their respective subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary Governmental Consents and Contract Consents, and giving all necessary Contract Notices to, and making all necessary Governmental Filings and other necessary filings with and applications and submissions to, any Governmental Entity or other person or entity; (ii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity in connection with an Exchange; (iii) providing all such information about such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and
(iv) in general, consummating and making effective the transactions contemplated hereby; provided, however, that, in order to obtain any such Consent, or the lifting of any injunction or order referred to in clauses (i) and (ii) of this sentence, neither such holder nor HSN shall be required to (x) pay any consideration, to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any conditions or requirements which could reasonably be expected to be materially adverse or burdensome to its respective businesses, assets, financial condition or results of operations, or
(y) amend, or agree to amend, in any material respect any Contract. Prior to making any application to, or filing with any Governmental Entity or other person or entity in connection with an Exchange, each of HSN and the applicable holder shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

            (b) In addition to the foregoing paragraph (a), HSN shall take such reasonable action which may be necessary in order that (i) it may validly and legally deliver fully paid and nonassessable shares of HSN Common Stock or HSN Class B Stock upon any surrender of LLC Shares or shares of a Newco, as applicable, for exchange pursuant to this Agreement, (ii) the delivery of shares of HSN Common Stock and HSN Class B Stock in accordance with this Agreement is exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws or, if no such exemption is available, that the offer and Exchange of such shares of HSN Common Stock and HSN Class B Stock have been duly registered or qualified under the Securities Act and applicable state securities laws, (iii) the shares of HSN Common Stock (including the shares of HSN Common Stock issuable upon conversion of any shares of HSN Class B Stock), delivered upon such Exchange are listed for trading on the Nasdaq National Market or on a national securities exchange (upon official notice of issuance) and (iv) the shares of HSN Common Stock or HSN Class B Stock, as applicable, delivered upon such Exchange are free of preemptive rights and any liens or adverse claims (other than any of the foregoing created or caused by the Person receiving such shares in such Exchange).

            SECTION 7.5 Notification of Certain Matters. HSN shall give prompt notice to each of Universal and Liberty so long as its Group holds LLC Shares, and each holder of LLC Shares shall give prompt notice to HSN, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty to be made as of an applicable Exchange Date to be untrue or inaccurate in any material respect, (b) any material failure of HSN or such holder of LLC Shares, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement or (c) the failure to be satisfied of any condition to HSN's or such holder's respective obligations to consummate an Exchange. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 7.6 Additional Covenants. (a) Notwithstanding any other provision of this Agreement to the contrary (but excluding actions specifically contemplated by this Agreement, the Investment Agreement and the agreements contemplated thereby), and in addition to the rights granted to the holders of LLC Shares pursuant to this Agreement and any other voting rights granted by law to the holders of the LLC Shares, without the consent of Universal and Liberty, to the extent such party is affected by the matter (which consent, in the case of clauses (ii) through (iv) below, will not be unreasonably withheld), HSN will not (and will not cause or permit any of its subsidiaries to) cause or permit the LLC or any of its subsidiaries to take any action that would, or could reasonably be expected to, or fail to take any action which failure would or could reasonably be expected to:

                  (i) make the ownership by any holder of the LLC Shares or any other material assets of such holder unlawful or result in a violation of any law, rule, regulation, order or decree (including the FCC Regulations) or impose material additional restrictions or limitations on such holder's full rights of ownership of the LLC Shares or the ownership of its other material assets or the operation of its businesses (provided that for purposes of the foregoing with respect to the Liberty Group, to the extent that a condition, restriction or limitation upon HSN or LLC or their respective subsidiaries relates to or is based upon or would arise as a result of, any action or the consummation of a transaction by the Liberty Group, such condition, restriction or limitation shall be deemed to be such a condition, restriction or limitation on such Group (regardless of whether it is a party to or otherwise would be legally obligated thereby) to the extent that the taking of an action or the consummation of a transaction by the Liberty Group would result in the entities known as the BDTV Entities, HSN, or any of their respective subsidiaries being in breach or violation of any law, rule, regulation, order or decree or otherwise causing such rule, regulation, order or decree to terminate or expire or would otherwise result in the Liberty Group's ownership of LLC Shares or any other material assets being illegal or in violation of any law, rule, regulation, order or decree);

                  (ii) cause the Exchange (but only with respect to an Exchange by merger as described in Section 2.1(a)(iii)) of LLC Shares for shares of HSN Stock and/or Redeemable Capital Stock or Redemption Securities to be a taxable transaction to the holder thereof (to the extent not otherwise taxable) or from and after the time, if any, at which a merger can no longer be effected as a tax-free transaction (to the extent not otherwise taxable), cause an Exchange under Section 2.1(a)(iii)(B) to be a taxable transaction to the holder thereof (to the extent not otherwise taxable);

                  (iii) result in LLC being unable to pay its debts as they become due or becoming insolvent; or

                  (iv) otherwise restrict, impair, limit or otherwise adversely affect the right or ability of a holder of LLC Shares at any time to exercise an Exchange under this Agreement (but excluding repurchases of shares of HSN equity securities).

provided, however, that with respect to clause (ii) hereof, if (x) such Exchange is taxable to a holder of LLC Shares as a result of (1) any action or failure to act by such holder (other than as required by the Investment Agreement, the Stockholders Agreement or this Agreement), (2) the laws and regulations in effect at the Closing Date or (3) any difference in the tax position of a member of the Universal Group or the Liberty Group relative to the tax position of Universal or Liberty, respectively, or (y) in the case of a Sale Transaction, HSN and any other party to such transaction have complied with the applicable terms of Section 2.4 regarding tax matters, then compliance with the covenants set forth in such clause (ii) shall be deemed waived by such holder of LLC Shares and provided, further, that with respect to the covenants set forth in clause (i) hereof, such covenants shall not apply to any such consequence that would be suffered or otherwise incurred by a holder of LLC Shares, solely as a result of such holder being subject to additional or different regulatory restrictions and limitations than those applicable to Liberty or Universal, as the case may be.

            (b) If, other than in connection with a Sale Transaction, a mandatory Exchange which is effected by a merger pursuant to Section 2.1(a)(iii) is taxable to the applicable member of the Liberty Group as a result of any action taken by HSN (but not due to an action or unreasonable inaction by the Liberty Group, or any action of HSN contemplated by the Investment Agreement and the agreements contemplated thereby) after the Closing Date, HSN acknowledges and agrees that it shall be obligated to provide to such holder upon such Exchange, a number of additional shares of HSN Common Stock sufficient on an after-tax basis to pay any such resulting tax; provided, however, that HSN shall have no obligation under this paragraph (b) to the extent such Exchange is taxable to a holder solely as a result of any difference in the tax position of such holder relative to the tax position of Liberty.

            (c) HSN shall not become a party and shall not permit any of its subsidiaries to become a party to any transaction with respect to the foregoing unless the terms of the agreements relating to such transaction include obligations of the applicable parties consistent with this Section 7.6.

                                    ARTICLE 8

                                  MISCELLANEOUS

            SECTION 8.1 Further Assurances. From and after the Closing Date, each of HSN, Universal, Liberty and each member of their respective Group shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such instruments, agreements, consents and assurances and take or cause to be taken all such actions as may reasonably be requested by any other party hereto to effect the purposes and intent of this Agreement.

            SECTION 8.2 Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not any Exchange shall occur.

            SECTION 8.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a Business Day to the appropriate location listed as the address below,
(ii) three Business Days after the posting thereof by United States registered or certified first class mail, return receipt requested, with postage and fees prepaid or (iii) one Business Day after deposit thereof for overnight delivery. Such notices, requests, demands, waivers or other communications shall be addressed as follows:

            (a)   if to HSN to:

                  HSN, Inc.
                  152 West 57th Street
                  New York, NY  10019
                  Attention:  General Counsel
                  Telecopier No.:  (212) 247-5811

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, NY  10019-5150
                  Attention:  Pamela S. Seymon, Esq.
                  Telecopier No.:  (212) 403-2000

            (b)   if to a member of the Liberty Group, to:

                  Liberty Media Corporation
                  8101 East Prentice Avenue, Suite 500
                  Englewood, Colorado  80111
                  Attention:  President
                  Telecopier No.:  (303) 721-5415

                  with a copy to:

                  Baker & Botts, L.L.P.
                  599 Lexington Avenue
                  New York, New York  10022
                  Attention:  Frederick H. McGrath Esq.
                  Telecopier No.:  (212) 705-5125

            (c)   if to a member of the Universal Group, to:

                  Universal Studios, Inc.
                  100 Universal City Plaza
                  Universal City, CA  91608
                  Attention:  Karen Randall, Esq.
                  Telecopier No.:  (818) 866-3444

                  with a copy to:
                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, NY  10117
                  Attention: John G. Finley, Esq.
                  Telecopier No.:  (212) 455-2502;

or to such other person or address as any party shall specify by notice in writing to the other party.

            SECTION 8.4 Entire Agreement. This Agreement (including the documents referred to herein), together with the Investment Agreement and the Liberty Exchange Agreement (as amended by the letter agreement dated as of the date hereof), constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

            SECTION 8.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by HSN without the prior written consent of, in the case of an assignment by Universal or Liberty, HSN, and, in the case of an assignment by HSN, each Group that holds LLC Shares at such time. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. No assignment permitted hereunder shall be effective until the assignee shall have agreed in writing to be bound by the terms of this Agreement.

            SECTION 8.6 Amendment. Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by the party or parties whose rights or obligations hereunder are affected by such amendment. Any amendment by HSN shall be authorized by a majority of the Board of Directors of HSN, excluding for this purpose any director who is a nominee of Universal or Liberty if such Person is a party to such amendment.

            SECTION 8.7 Extension; Waiver. In connection with an Exchange, a holder exercising its Exchange, or HSN may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other Person, (ii) waive any inaccuracies in the representations and warranties of the other Person contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other Person with any of the agreements or covenants of such other Person contained herein or (iv) waive any condition to such waiving Person's obligation to consummate such Exchange to any of such waiving Person's other obligations under this Agreement. Any agreement on the part of HSN or such holder to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Person. Any such extension or waiver by any Person shall be binding on such Person but not on any other Person entitled to the benefits of the provision of this Agreement affected unless such other Person also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to comply strictly with the provisions of this Agreement. The failure of any Person to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies in the future. Whenever this Agreement requires or permits consent or approval by any Person, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.7. To the extent that a waiver by HSN affects or is otherwise sought by Universal or Liberty, as the case may be, any director who is a nominee of such Person shall not participate in the approval by the Board of Directors of HSN of such waiver.

            SECTION 8.8 Survival. The covenants and agreements in Articles 2, 3, and 7 and elsewhere in this Agreement shall survive with respect to each holder until all of the LLC Shares held by its Group have been exchanged for HSN Stock.

            SECTION 8.9 Tax Interpretation. Whenever it is necessary for purposes of this Agreement to determine whether an Exchange is taxable or tax-free, such determination shall be made with respect to the Code. For purposes of this Agreement, a Person's "tax position" shall not include or take into account any offsets against any tax which are peculiar to such Person (such as tax credits, loss carry-overs, and current losses). References to taxes or taxable relating to an Exchange (including pursuant to Section 2.1(a)(iii)), or otherwise involving a Newco, shall refer to the taxes actually incurred by, or the taxability of such Exchange to, such entity and its direct and indirect shareholders assuming for these purposes that such Newco has the corporate characteristics relevant for tax purposes of Universal or Liberty, as the case may be.

            SECTION 8.10 General Interpretation. When a reference is made in this Agreement to Sections, Articles or Schedules, such reference shall be to a Section, Article or Schedule (as the case may be) of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a "party" or "parties", such reference shall be to a party or parties to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate. The use of the words "hereof", "herein", "hereunder" and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context clearly indicates otherwise. Notwithstanding anything herein to the contrary, for purposes of this Agreement, (i) HSN shall not be deemed to be a subsidiary or an affiliate of Universal or Liberty, (ii) Matsushita Electric Industrial Co., Ltd. ("MEI") shall not be considered an affiliate of Universal or any subsidiary of Universal so long as MEI does not materially increase its influence over Universal following the date hereof, and
(iii) the subsidiaries, directors, officers, employees and affiliates of HSN shall not be deemed to be subsidiaries, directors, officers, employees or affiliates of Universal or Liberty.

            SECTION 8.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that, if any provision hereof or the application thereof shall be so held to be invalid, void or unenforceable by a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision. To the extent that any provision shall be judicially unenforceable in any one or more states, such provision shall not be affected with respect to any other state, each provision with respect to each state being construed as several and independent.

            SECTION 8.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

            SECTION 8.13 Applicable Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

            IN WITNESS WHEREOF, the parties hereto have executed this Exchange Agreement as of the date first above written.

                                       HSN, INC.


                                       By: /s/ James G. Gallagher
                                          -------------------------------------
                                          Name:  James G. Gallagher
                                          Title: Vice President


                                       UNIVERSAL STUDIOS, INC.


                                       By: /s/ Brian C. Mulligan
                                          -------------------------------------
                                          Name: Brian C. Mulligan
                                          Title: Senior Vice President


                                       LIBERTY MEDIA CORPORATION


                                       By: /s/ Robert R. Bennett
                                          -------------------------------------
                                          Name: Robert R. Bennett
                                          Title: President and Chief Executive
                                                 Officer